Exhibit 99.1

Synacor Delivers 32% YOY Revenue Growth

in Fourth Quarter 2017; Full-Year Revenue Increases 10%

•	Notable customer wins include HBO NOW, TruVista and over 150 new Zimbra enterprise and government customers around the world
•	Q4 net loss of $0.1 million and adjusted EBITDA of $3.6 million, up from net loss of $3.1 million and adjusted EBITDA of $1.2 million in Q4 2016

BUFFALO, N.Y., March 15, 2018 – Synacor, Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, governments and enterprises, today announced its financial results for the fourth quarter and year ended December 31, 2017.

“We ended the year with a strong fourth quarter,” said Synacor CEO Himesh Bhise. “Our fourth-quarter revenue of $46 million represented an increase of 32% from the fourth quarter of 2016, making it the highest revenue quarter in the history of the company. We also delivered adjusted EBITDA of $3.6 million, three-times the adjusted EBITDA from the same quarter in the year prior.”

“Looking forward, we are focused on improved profitability balanced with prudent investment in growth. Our revenue guidance of $150 million to $155 million represents about 7% to 11% revenue growth, and our adjusted EBITDA guidance of $7 million to $10 million is three to four times our 2017 adjusted EBITDA,” continued Bhise.

Recent Highlights

•

Signed 150 new Zimbra Email and Collaboration Suite customers, including the city of Rennes, France, HiWin Technologies Corp. in Taiwan, Maronda Homes in the U.S., and a European telecommunications company.

•	Expanded Synacor’s relationship with HBO to include HBO NOW, making Synacor the Authentication/Authorization provider for both HBO GO and HBO NOW.

•	Renewed advanced portal partnership with Windstream and added TruVista to the CloudID platform.

•	Launched Zimbra 8.8, with new features and tech stack enhancements that improved the value proposition to operators and enterprises.

FY 2017 and Q4 2017 Financial Results

Revenue: For fiscal 2017, revenue was $140.0 million, an increase of 10% from 2016. For the fourth quarter of 2017, revenue was $46.0 million, meeting the Company’s financial guidance, an increase of 32% versus the fourth quarter of 2016.

Net Income: For fiscal 2017, net loss narrowed to $9.8 million, or $(0.27) per share, compared with a net loss of $10.7 million, or $(0.36) per share, in fiscal 2016. For the fourth quarter of 2017, net loss was $0.1 million, or $(0.00) per share, compared with a net loss of $3.1 million, or $(0.10) per share, in the fourth quarter of 2016.

Adjusted EBITDA:

For fiscal 2017, adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), which excludes stock-based compensation expense, was $2.3 million compared with $3.2 million for fiscal 2016.

For the fourth quarter of 2017, adjusted EBITDA, which excludes stock-based compensation expense, increased to $3.6 million compared with $1.2 million for the fourth quarter of 2016.

Cash: The Company ended the fourth quarter of 2017 with $22.5 million in cash and cash equivalents, compared with $22.9 million at the end of the third quarter of 2017.

Guidance

Based on information available as of March 15, 2018, the Company is providing financial guidance for the first quarter and full year 2018 as follows:

•

Q1 2018 Guidance: Revenue for the first quarter of 2018 is projected to be in the range of $30 million to $32 million. The Company expects to report a net loss of $2.6 million to $3.4 million and adjusted EBITDA of $0.5 million to $1.0 million, which excludes stock-based compensation expense of $500,000 to $600,000, depreciation and amortization of $2.8 million to $3.0 million, and tax, interest expense and other income and expense of approximately $300,000.

•

Fiscal 2018 Guidance: Revenue for the full year of 2018 is expected to be within the range of $150 million to $155 million. The Company expects to report a net loss in the range of $4.4 million to $8.6 million and adjusted EBITDA in the range of $7 million to $10 million, which excludes stock-based compensation expense of $2.0 million to $2.4 million, depreciation and amortization of $11.2 million to $12.0 million, and tax, interest expense, and other income and expense of $1.2 million.

Conference Call Details

Synacor will host a conference call today at 5:00 p.m. ET to discuss the fourth-quarter and fiscal year-end 2017 financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (833) 235-2655, with conference ID 6378502, or callers outside the U.S. may dial (647) 689-4151. Following completion of the call, a recorded webcast replay will be available on Synacor's website. To listen to the telephone replay through March 22, 2018, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 6378502.

About Synacor

Synacor (Nasdaq: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms and cloud-based identity management.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, its first-quarter and fiscal year 2018 guidance, the statements and quotations from management and Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company's results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the pace and degree to which the AT&T portal can be monetized; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the Company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the Company's most recent Form 10-Q filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of March 15, 2018, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Andrew Blazier

Sharon Merrill Associates

ir@synacor.com

617-542-5300

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$22,476	$14,315
Accounts receivable, net	31,696	27,386
Prepaid expenses and other current assets	4,516	4,862
Total current assets	58,688	46,563
Property and equipment, net	20,505	14,406
Goodwill	15,955	15,943
Intangible assets	12,695	14,837
Other long-term assets	937	1,650
Total Assets	$108,780	$93,399

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,931	$18,769
Accrued expenses and other current liabilities	7,075	11,684
Current portion of deferred revenue	11,605	12,149
Current portion of capital lease obligations	2,444	982
Total current liabilities	47,055	43,584
Long-term portion of capital lease obligations	3,371	1,014
Deferred revenue	3,682	3,917
Deferred income taxes and other	327	235
Long-term debt	—	5,000
Total Liabilities	54,435	53,750
Stockholders' Equity:
Common stock	396	316
Treasury stock	(1,881)	(1,547)
Additional paid-in capital	142,486	117,747
Accumulated deficit	(86,627)	(76,850)
Accumulated other comprehensive loss	(29)	(17)
Total stockholders’ equity	54,345	39,649
Total Liabilities and Stockholders' Equity	$108,780	$93,399

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$46,002	$34,916	$140,027	$127,373
Costs and operating expenses:
Cost of revenue (1)	25,409	18,047	70,053	59,146
Technology and development (1)(2)	6,692	6,357	27,642	25,612
Sales and marketing (2)	5,916	5,669	24,941	22,846
General and administrative (1)(2)	4,980	4,668	17,800	19,695
Depreciation and amortization	2,816	2,453	9,820	9,235
Total costs and operating expenses	45,813	37,194	150,256	136,534

Income (loss) from operations	189	(2,278)	(10,229)	(9,161)
Gain on sale of investment	85	—	1,987	—
Other expense	(174)	(248)	(2)	(42)
Interest expense	(105)	(91)	(433)	(318)
Loss before income taxes	(5)	(2,617)	(8,677)	(9,521)
Income tax provision	101	436	1,100	1,219
Net loss	$(106)	$(3,053)	$(9,777)	$(10,740)

Net loss per share:
Basic	$(0.00)	$(0.10)	$(0.27)	$(0.36)
Diluted	$(0.00)	$(0.10)	$(0.27)	$(0.36)

Weighted average shares used to compute net loss per share:
Basic	38,727,724	30,677,457	36,381,299	30,251,685
Diluted	38,727,724	30,677,457	36,381,299	30,251,685

Notes:
(1) Exclusive of depreciation shown separately.
(2) Includes stock-based compensation as follows:
	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Technology and development	$140	$240	$744	$921
Sales and marketing	136	180	636	784
General and administrative	286	247	1,110	1,066
	$562	$667	$2,490	$2,771

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended
	December 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(9,777)	$(10,740)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,820	9,235
Loss on disposal of property and equipment	203	—
Capitalized software impairment	256	334
Stock-based compensation expense	2,490	2,771
Gain on sale of investment	(1,987)	—
Provision for deferred income taxes	137	143
Change in allowance for doubtful accounts	(164)	—
Increase in estimated value of contingent consideration	107	—
Change in operating assets and liabilities net of effect of acquisition:
Accounts receivable, net	(4,146)	(2,080)
Prepaid expenses and other assets	346	(1,572)
Other long-term assets	15	(314)
Accounts payable, accrued expenses, and other current liabilities	3,261	9,286
Deferred revenue	(779)	1,546
Other long-term liabilities	(45)	(360)
Net cash (used in) provided by operating activities	(263)	8,249
Cash Flows from Investing Activities:
Proceeds from sale of investment	2,645	—
Purchases of property and equipment	(7,876)	(5,939)
Acquisition net of cash acquired	—	(2,500)
Net cash used in investing activities	(5,231)	(8,439)
Cash Flows from Financing Activities:
Net proceeds from offering of common stock	20,258	—
Payments of public offering issuance costs	(212)	—
Repayments of long-term debt	(5,000)	—
Repayments on capital lease obligations	(1,866)	(1,672)
Proceeds from exercise of common stock options	2,149	1,560
Purchase of treasury stock and shares received to satisfy minimum tax withholding liabilities	(334)	(215)
Deferred acquisition payment	(1,300)	(860)
Net cash provided by (used in) financing activities	13,695	(1,187)
Effect of exchange rate changes on cash and cash equivalents	(40)	(5)
Net increase (decrease) in Cash and Cash Equivalents	8,161	(1,382)
Cash and Cash Equivalents at beginning of period	14,315	15,697
Cash and Cash Equivalents at end of period	$22,476	$14,315

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016

Reconciliation of Adjusted EBITDA:
Net loss	$(106)	$(3,053)	$(9,777)	$(10,740)
Provision for income taxes	101	436	1,100	1,219
Interest expense	105	91	433	318
Gain on sale of investment	(85)	—	(1,987)	—
Other expense	174	248	2	42
Depreciation and amortization	2,816	2,453	9,820	9,235
Capitalized software impairment	—	334	256	334
Stock-based compensation expense	562	667	2,490	2,771
Adjusted EBITDA	$3,567	$1,176	$2,337	$3,179